Exhibit 99.1

PRESTO* National Presto Industries, Inc. Eau Claire, WI 54703-3703	Tel. 715-839-2121 Fax. 715-839-2148 715-839-2122 715-839-2242

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Randy F. Lieble (715)839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

NEW ACCOUNTING FIRM

Eau Claire, Wisconsin (November 28, 2006) -- National Presto Industries, Inc. (NYSE: NPK) announced today that Virchow Krause & Company has been engaged as the Company’s independent registered public accounting firm, effective immediately.

The selection of Virchow Krause as the Company’s new audit firm was made after formal approval by National Presto’s Audit Committee which is comprised of outside, independent members of the Board of Directors. In commenting on this action, Maryjo Cohen, President and CEO, stated, “Because of Virchow Krause’s reputation for high quality service and concentration of its offices in the Midwest where our headquarters are based and our domestic manufacturing activities are centered, Virchow Krause is particularly well suited for a public company of our size and needs. We look forward to working with Virchow Krause in all phases of their auditing activities.”

Virchow Krause, founded 75 years ago, is the 15th largest accounting firm in the country. It employs more than 1,200 associates serving both public and private clients throughout its offices in Illinois, Michigan, Minnesota, and Wisconsin.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is widely recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

The information contained in this release is not intended as a solicitation to buy National Presto Industries, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements may include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control).

*Trademark of National Presto Industries, Inc.